UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 12, 2011 (August 11, 2011)

Ampal-American Israel Corporation
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-538 (Commission File Number)	13-0435685 (IRS Employer Identification No.)
555 Madison Avenue New York, NY, USA (Address of principal executive offices)	10022 (Zip Code)
(866) 447-8636 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 11, 2011, Ampal-American Israel Corporation (the “Company”) received a letter from the Listing Qualifications Staff of The NASDAQ Stock Market (“NASDAQ”) notifying the Company that it is no longer in compliance with Listing Rule 5450(a)(1) (the “Bid Price Requirement”) because the bid price for the Company’s common stock has closed below the minimum $1.00 per share requirement for 30 consecutive business days.  This notification has no effect at this time on the listing of the Company’s common stock, which will continue to trade on The NASDAQ Global Market.

In accordance with Listing Rule 5810(c)(3)(A), the Company has been provided with 180 calendar days, or until February 7, 2012, to regain compliance with the Bid Price Requirement.  To regain compliance with the minimum bid price continued listing requirement, the bid price of the Company’s common stock must close at $1.00 per share or more for a minimum of ten consecutive business days.  If the Company does not regain compliance by February 7, 2012, then NASDAQ will notify the Company that its securities are subject to delisting.  During this time, the Company will continue to monitor the closing bid price for its common stock and consider its available options to regain compliance with the Bid Price Requirement, which may include applying for an extension of the compliance period or an appeal to a NASDAQ Listing Qualifications Panel.  During any appeal process, shares of the Company’s common stock would continue to trade on The NASDAQ Global Market.  The Company plans to exercise diligent efforts to maintain the listing of its common stock on The NASDAQ Global Market, but there can be no assurance that it will be succesful in doing so.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPAL-AMERICAN ISRAEL CORPORATION

Date: August 12, 2011	By:	/s/ Yoram Firon
Name: Yoram Firon
Title: Vice President - Investments and Corporate Affairs and Secretary

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